                                                                    EXHIBIT 99.1

                        Consent to be Named as a Director

         I hereby consent to be named as a person who will become a director of TekInsight.Com, Inc. ("TekInsight") in the registration statement on Form S-4 to be filed with the Securities and Exchange Commission relating to the public offering by TekInsight of shares of its Series A convertible preferred stock in connection with the proposed merger of Data Systems Network Corporation with and into TekInsight Services, Inc., a wholly-owned subsidiary of TekInsight.


                                                       /s/ Steven J. Ross
                                                       ------------------
                                                       Name: Steven J. Ross


Dated this  ___ day of April, 2000